NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 12, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 01, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the terms of Becton, Dickinson and Company's Depositary Shares, each Representing a 1/20th Interest in a Share of 6.125% Mandatory Convertible Preferred Stock, Series A, $1.00 par value, unless earlier converted or redeemed, each share of the Depositary Shares will automatically convert on May 1, 2020 into 0.2364 of a share of Common Stock of Becton, Dickinson and Company. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 01, 2020.